2026 Ford Maverick J.P. Morgan ABS Conference August 30, 2026 Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement Nos. 333-283567, 333-283567-01, 333-283567-02

Free Writing Prospectus Registration Statement No. 333-283567, 333-283567-01, and 333-283567-02 Ford Credit Floorplan Corporation and Ford Credit Floorplan LLC (the “depositor”) Ford Credit Floorplan Master Owner Trust (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and such offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling 1-313-594-3495. U . S . F L O O R P L A N S E C U R I T I Z A T I O N 2

0.44% 0.44% 0.44% 0.44% 0.44% 0.44% 0.44% 0.44% 0.35% 11.50% 11.50% 11.50% 11.50% 11.50% 11.50% 11.50% 11.50% 11.50% 12.50% 12.50% 12.50% 12.50% 12.50% 12.50% 12.50% 12.50% 13.50% 24.44% 24.44% 24.44% 24.44% 24.44% 24.44% 24.44% 24.44% 25.35% 2026-2 2026-1 2025-2 2025-1 2024-4 2024-3 2024-2 2024-1 2018-4 Reserve Subordination Of Junior Notes Available Subordinated Amount U . S . F L O O R P L A N S E C U R I T I Z A T I O N Class A notes (“AAA”) 76.00% Class B notes (“AA”) 4.50% Class C notes (“A”) 4.00% Class D notes (“BBB”) 3.00% 12.50% Available Subordinated Amount Reserve Account 0.44% Excess Spread Credit enhancement in the floorplan securitization program includes: Structure also provides for 1:1 incremental subordination to cover any ineligible receivables and receivables in excess of the specified concentration limits. Total Class A Hard Credit Enhancement 24.44% % of Pool Balance Allocated to Series Initial Class A Hard Credit Enhancement • Subordination of junior notes • Available subordinated amount • Cash reserve (0.50% of notes) • Excess Spread Structure Overview 2026-1&2 Concentration Limits Other Manufacturer Concentration Medium/Heavy Truck Fleet Concentration Concentration Used Vehicle Concentration Development Dealer Concentration Dealer Concentration 10% _ _ _ _ _ Lower-rated manufacturers: 2% 2% 4% 20% 15% 5% _ _ _ _ _ AutoNation: 5% Lithia Motors: 3% 3

• 2025 - 2026 - Floorplan shelf registration declared effective in February 2025 - New public series totaling $2.6 billion issued in 2025 and $1.7 billion issued YTD through June 2026 Historic Trust Balance vs. Outstanding Term Debt ($B) $8.5 $17.2 $0 $5 $10 $15 $20 Outstanding Term Debt Trust Balance (excluding EFA) Note: Graph reflects trust data as of June 30, 2026 Recent History Of Floorplan U . S . F L O O R P L A N S E C U R I T I Z A T I O N • 2020 - 2021 - Covid production shutdown, global component shortages, and robust sales reduced the Trust balance - Cash in the Excess Funding Account (EFA) increased – EFA% trigger was not breached and was amended to 70% in August 2021 • 2022 - Supply constraints continued to limit vehicle production - By end of Q2, maturing debt and an increasing Trust balance eliminated the need for cash in the EFA • 2023 - 2024 - Debt Maturities combined with Trust balance increases provide support for ongoing term debt issuance - New term series totaling $1.7 billion issued in 2023 (first term issuance since 2020) and $3.3 billion issued in 2024 • Pre - 2020 - Steady vehicle production and Trust balance led to consistent $10 - $12 billion of term debt outstanding 4